                                                                    EXHIBIT 99.1

          SOURCE INTERLINK ANNOUNCES FISCAL 2006 SECOND QUARTER RESULTS

         - COMPLETES LEVY ACQUISITION; REAFFIRMS FISCAL 2006 GUIDANCE -

BONITA SPRINGS, FL, SEPTEMBER 8, 2005 - SOURCE INTERLINK COMPANIES, INC. (NASDAQ: SORC), a premier provider of family entertainment content products and marketing services, today announced financial results for the fiscal 2006 second quarter ended July 31, 2005.

The company uses both generally accepted accounting principles (GAAP), and non-GAAP or pro-forma financial measures to evaluate and report the results of its business. A reconciliation of the pro-forma financial results to the GAAP financial results appears later in the release.

Pro-forma income from continuing operations for the fiscal 2006 second quarter totaled $6.1 million, or $0.12 per diluted share, on total revenue from continuing operations of $393.8 million. Pro-forma Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations for the quarter totaled $14.0 million.

Pro-forma income from continuing operations for the six month period ending July 31, 2005 totaled $12.4 million, or $0.23 per diluted share, on total revenue from continuing operations of $701.4 million. Pro-forma EBITDA from continuing operations for the six month period totaled $28.0 million.

GAAP income from continuing operations for the fiscal 2006 second quarter totaled $4.1 million, or $0.08 per diluted share, on total revenue from continuing operations of $393.8 million. GAAP income from continuing operations for the six month period ended July 31, 2005 totaled $5.7 million, or $0.12 per diluted share, on total revenue from continuing operations of $628.2 million.

Pro-forma results from continuing operations for fiscal 2006 will exclude merger-related expenses and amortization of intangible assets resulting from the Alliance and Levy transactions. These results also assume the Alliance transaction was completed at the beginning of Source Interlink's fiscal year on February 1, 2005.

For the second quarter of last year, Source Interlink reported GAAP revenue from continuing operations of $86.9 million and income from continuing operations of $4.1 million, or $0.16 per diluted share. EBITDA from continuing operations totaled $7.3 million. The results for last year do not include Alliance and Levy.

GAAP earnings per share in the fiscal 2005 second quarter was calculated on a base of 25.0 million diluted shares outstanding, compared with 53.0 million diluted shares outstanding in fiscal 2006 second quarter.

"We had a strong quarter highlighted by positive results from our Alliance division" commented Leslie Flegel, Source Interlink chairman and chief executive officer. "The achievement of bringing together Source Interlink, Alliance, and Chas. Levy which, in effect, more than quadrupled the size of the original company, is significant and has completely changed the landscape for us as we move forward. We are now a totally unique Home Entertainment Content fulfillment solution for all segments of retail. While our financial performance in the second quarter and for the first six months of the fiscal year is strong and on target, it does not fully reflect the true earnings potential for the long-term. Our business segments have been together for less than one quarter and despite inclusion of internal costs associated with two significant acquisitions, each larger than our original company, we achieved results that have thus far continued to meet our internal expectations. We are on track to accomplish our pro-forma EBITDA guidance of $85 to $90 million this year. While that would be a very strong financial performance under any circumstances in this year of enormous change, we believe that the story of this unique company continues to be the future."

RECONCILIATION OF FINANCIAL RESULT

We provide non-GAAP or pro-forma financial information in order to provide meaningful supplemental information regarding our operational performance and to enhance our investors' overall understanding of our current financial performance and our prospects for the future. We believe that our investors benefit from seeing our results "through the eyes" of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as are disclosed in this release. This information facilitates management's internal comparisons to the company's historical operating results.

Non-GAAP or pro-forma information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items, such as merger and acquisition charges and relocation expenses, that may have a material effect on the company's net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that our GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the company. The non-GAAP or pro-forma information we provide may be different from the non-GAAP or pro-forma information provided by other companies.

See table below for reconciliation of GAAP financial results to pro-forma amounts:

(in thousands, except earnings per share data)                                   QUARTER ENDED
                                                                     ------------------------------------
                                                                        7/31/2005             7/31/2004
                                                                     ----------------      --------------

Income from continuing operations, net of taxes                      $          4,076      $        4,064
Non-cash, non-tax deductible amortization                                       1,582                   -
Prior period foreign tax rate adjustments                                         465                   -
                                                                     ----------------      --------------
Pro-forma income from continuing operations, net of taxes            $          6,123      $        4,064
                                                                     ================      ==============

Diluted shares                                                                 52,960              25,026
EPS                                                                  $           0.12      $         0.16

See table below for reconciliation of GAAP financial results to pro-forma amounts:

(in thousands, except earnings per share data)                                  SIX MONTHS ENDED
                                                                     ------------------------------------
                                                                         7/31/2005              7/31/2004
                                                                     ----------------      --------------
Income from continuing operations, net of taxes                      $          5,747      $        4,696
Relocation charges                                                                  -               1,055
Write off of deferred financing costs                                               -               1,016
Merger and acquisition charges                                                  1,934                   -
Non-cash, non-tax deductible amortization                                       2,839                   -
Alliance's net income for February 2005                                         1,411                   -
Prior period foreign tax rate adjustments                                         465
                                                                     ----------------      --------------
Pro-forma net income                                                 $         12,396      $        6,767
                                                                     ================      ==============

Diluted shares                                                                 52,947*             25,026
EPS                                                                  $           0.23      $         0.27

* Proforma diluted shares

SEGMENT RESULTS

CD AND DVD FULFILLMENT SEGMENT - The CD and DVD fulfillment segment, comprised of the Alliance business, reported GAAP revenue of $208.6 million, pro forma operating income of $6.8 million, and the gross margin was 17.5%. For comparative purposes, revenue for the second quarter last year was $207.7 million, operating income of $5.5 million, and the gross margin was 17.7%. Pro-forma operating margins increased from 2.7% in the prior year period to 4.0% in the current period.

For the six month period ended July 31, 2005, the CD and DVD fulfillment segment, comprised of the Alliance business, reported GAAP revenue of $357.1 million, operating income of $14.1 million, and the gross margin was 17.9%. For comparative purposes, revenue of the first half last year was $433.7 million, operating income of $13.2 million, and the gross margin was 17.3%. Pro-forma revenue for the six month period ended July 31, 2005 was $430.3 million, compared with $433.7 million in the prior period. Pro-forma operating margins increased from 3.0% in the prior period to 4.5% in the current period.

MAGAZINE FULFILLMENT SEGMENT - The results for Levy are included in the Magazine Fulfillment segment and are effective May 10, 2005. The Magazine fulfillment segment reported GAAP revenue of $166.8 million for fiscal 2006 second quarter compared with $65.7 million in the prior-year period, an increase of 154.0%. Gross margin decreased from 25.0% in the prior year period to 21.9% in the current period. Operating income increased to $4.7 million in the fiscal 2006 second quarter from $4.6 million in the prior year period. Operating margins decreased from 7.0% in the prior year period to 2.8% in the current period primarily due to the increase in our domestic mainstream distribution, which historically has had lower operating margins.

For the six month period ended July 31, 2005, the Magazine fulfillment segment reported GAAP revenue of $238.4 million compared with $131.4 million in the prior period, an increase of 81.4%. Gross margin decreased from 24.2% in the prior year period to 23.3% in the current period. Operating income remained at $8.5 million for the six month period ended July 31, 2005 as compared to the prior year period. Pro-forma operating margins decreased from 6.5% in the prior period to 3.6% in the current period primarily due to the increase in our domestic mainstream distribution, which historically has had lower operating margins.

IN-STORE SERVICES SEGMENT - In-Store Services segment reported GAAP revenue of $18.4 million in the fiscal 2006 second quarter, compared with $21.2 million in the year-ago quarter. Operating income for the fiscal 2006 second quarter for the segment was $3.6 million, versus $5.0 million a year ago. This decrease was created primarily by lower but expected results from our wire division as compared to prior year second quarter.

For the six month period ended July 31, 2005, In-Store Services segment reported GAAP revenue of $32.7 million in the fiscal 2006 second quarter, compared with $37.6 million in the year-ago quarter. Pro-forma operating income for the six month period ended July 31, 2005, was $5.6 million, versus $9.4 million a year ago.

SHARED SERVICES SEGMENT - The Shared Services segment consists of overhead functions not allocated to other groups. Shared Services recorded a pro-forma operating loss of $5.7 million, compared with $3.8 million in the prior-year period. The comparison reflects higher overhead expenses to support the growth of the larger company following the Alliance merger and Levy acquisition. Shared services as a percentage of revenue decreased from 4.3% to 1.5% for the second quarter, a trend that is expected to continue. For the six month period ended July 31, 2005, shared services as a percentage of revenue decreased from 4.4% to 1.6%.

RECENT BUSINESS HIGHLIGHTS

      - On May 11, Source Interlink closed on its acquisition of Chas. Levy Circulating Co., one of the nation's largest distributors of magazines. Source Interlink signed a separate full line 10-year marketing and service agreement with Levy Home Entertainment, LLC, one of the nation's largest book distribution companies. Levy Home Entertainment is not included in the acquisition.

      - On May 18, the company reported that its Source-Huck division had extended its supply agreement by four years with Borders, Inc. to provide the majority of all wood display fixtures and related millwork for new domestic Borders superstores. Borders has more than 460 book, music and movie superstores in the United States.

      - On June 6, the company announced that its Alliance Entertainment division entered into an agreement with Walgreen Co. to become the exclusive distributor of compact discs and DVDs at 2,500 Walgreens locations.

      - On August 14, the company's Alliance division received the Large Wholesaler of the Year Award from the National Association of Recording Merchandisers (NARM).

      - During the quarter, Source signed a three year third party distribution agreement with United Parcel Service, Inc. (UPS).

FISCAL 2006 SECOND QUARTER CONFERENCE CALL

Source Interlink Companies, Inc. will host a teleconference to discuss its second quarter results today, Thursday, September 8, 2005 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 800-322-0079 (U.S. callers) or 973-935-2405 (Int'l callers) ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the company's website, located at www.sourceinterlink.com, as well as on www.earnings.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through September 15, 2005 that can be accessed by dialing 877-519-4471 (U.S. callers) or 973-341-3080 (Int'l callers), passcode: 6434894. The webcast will also be archived on the investor relations portion of the company's website as well as www.earnings.com for 30 days.

ABOUT SOURCE INTERLINK

Source Interlink Companies is a premier marketing, merchandising and fulfillment company of entertainment products including DVDs, music CDs, magazines, books and related items. The company's fully integrated businesses include:

      - Distribution and fulfillment of entertainment products to major retail chains throughout North America and direct-to-consumers via the Internet

      - Import and export of periodicals sold in more than 60 countries worldwide

      - Coordination of product selection and placement for impulse items sold at checkout counters

      - Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

      - Design, manufacture and installation of wire fixtures and custom wood displays in major retail chains

With approximately $1.7 billion in annual revenue, Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the company's website at www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize operating efficiencies, cost savings and other benefits from recent and pending acquisitions, (iii) an evolving market entertainment media, (iv) the ability to obtain product in sufficient quantities; (v) adverse changes in general economic or market conditions; (v) the ability to attract and retain employees; (vi) intense competition in the marketplace and (vii) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 18, 2005.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

CONTACTS:

Investors:                                                Media:
Dean Heine                        Todd St.Onge            Kim Holt
Investor Relations                Brainerd Communicators  Brainerd Communicators
Source Interlink Companies, Inc.  212-986-6667            212-986-6667
212-683-0376                      stonge@braincomm.com    holt@braincomm.com
dheine@sourceinterlink.com

Tables follow:

\
                        SOURCE INTERLINK COMPANIES, INC.

                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                                         (Unaudited)
                                                                      Three Months Ended
                                                                          July 31,
                                                                    2005           2004*
                                                                  ----------    ----------
Revenues                                                          $  393,790    $   86,858
Costs of revenues                                                    314,801        63,182
                                                                  ----------    ----------
Gross profit                                                          78,989        23,676
Selling, general and administrative expense                           46,958        12,079
Fulfillment freight                                                   18,354         4,759

Depreciation and amortization                                          4,241           949
                                                                  ----------    ----------
Operating income                                                       9,436         5,889
                                                                  ----------    ----------
Other income (expense)
            Interest expense                                          (1,744)         (124)
            Interest income                                               44            39
            Other income                                                  61            49
Total other income (expense)                                          (1,639)           64
                                                                  ----------    ----------

Income from continuing operations before income taxes and
  discontinued operation                                               7,797         5,953
Income tax expense                                                     3,721         1,889
                                                                  ----------    ----------
Income from continuing operations before discontinued operation        4,076         4,064
Income (loss) from discontinued operation, net of tax                 (1,446)           74
                                                                  ----------    ----------
Net income                                                        $    2,630    $    4,138
                                                                  ==========    ==========

Earnings (loss) per share - diluted
            Continuing operations                                 $     0.08    $     0.16
            Discontinued operation                                     (0.03)         0.00
                                                                  ----------    ----------
Total                                                             $     0.05    $     0.16
                                                                  ==========    ==========
Weighted average of shares outstanding - diluted                      52,960        25,026
                                                                  ==========    ==========

* July 31, 2004 results have been restated to reflect the discontinued operation completed in November 2004.

                        SOURCE INTERLINK COMPANIES, INC.

                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                                                         (Unaudited)
                                                                                       Six Months Ended
                                                                                            July 31,
                                                                                      2005          2004*
                                                                                   ----------    ----------
Revenues                                                                           $  628,211    $  169,039
Costs of revenues                                                                     498,677       123,284
                                                                                   ----------    ----------
Gross profit                                                                          129,534        45,755
Selling, general and administrative expense                                            76,633        24,028
Fulfillment freight                                                                    28,690         9,632
Depreciation and amortization                                                           7,344         1,626
Relocation charges                                                                          -         1,552
Merger and acquisition charges                                                          3,094             -
                                                                                   ----------    ----------
Operating income                                                                       13,773         8,917
                                                                                   ----------    ----------
Other income (expense)
            Interest expense                                                           (2,678)         (660)
            Interest income                                                                90           106
            Deferred financing costs                                                        -        (1,494)
            Other income                                                                  135            40
                                                                                   ----------    ----------
Total other expense                                                                    (2,453)       (2,008)
                                                                                   ----------    ----------
Income from continuing operations before income taxes and discontinued operation       11,320         6,909
Income tax expense                                                                      5,573         2,213
                                                                                   ----------    ----------
Income from continuing operations before discontinued operation                         5,747         4,696
Loss from discontinued operation, net of tax                                           (1,446)          (61)
                                                                                   ----------    ----------
Net income                                                                         $    4,301    $    4,635
                                                                                   ==========    ==========
Earnings (loss) per share - diluted
            Continuing operations                                                  $     0.12    $     0.19
            Discontinued operation                                                      (0.03)         0.00
                                                                                   ----------    ----------
Total                                                                              $     0.09    $     0.19
                                                                                   ==========    ==========
Weighted average of shares outstanding - diluted                                       48,751        24,466
                                                                                   ==========    ==========

* July 31, 2004 results have been restated to reflect the discontinued operation completed in November 2004.

                        SOURCE INTERLINK COMPANIES, INC.

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                                                (unaudited)
                                                                       July 31, 2005   January 31, 2005
                                                                       -------------   ----------------
Cash                                                                   $       4,108     $      1,387
Trade receivables                                                             97,913           48,078
Purchased claims receivable                                                    9,996            2,006
Inventories                                                                  172,038           16,868
Income tax receivable                                                          1,477            2,275
Deferred tax asset                                                            11,202            2,302
Advances under magazine export agreement                                           -                -
Other current assets                                                           7,417            3,349
                                                                       -------------     ------------
                                                                             304,151           76,265
Property and equipment, net                                                   67,908           22,331
Goodwill, net                                                                206,123           71,600
Intangibles, net                                                             226,748           16,126
Deferred tax asset                                                             5,204            2,903
Other                                                                          8,186            8,528
                                                                       -------------     ------------

            Total Assets                                               $     818,320     $    197,753
                                                                       -------------     ------------

Checks issued against future advances on revolving credit facilities   $       6,010     $      1,951
Accounts payable and accrued expenses                                        252,024           25,274
Deferred revenue                                                               2,254            2,205
Other                                                                          1,758               19
Current maturities of debt                                                     4,601            5,630
Current portion of obligations under capital leases                              196                -
                                                                       -------------     ------------
                                                                             266,843           35,079
Debt, less current liabilities                                                96,889           34,139
Obligations under capital leases                                                 345                -
Other                                                                          6,879              852
                                                                       -------------     ------------
Total Liabilities                                                            370,956           70,070
                                                                       -------------     ------------
Equity                                                                       447,364          127,683
                                                                       -------------     ------------
             Total Liabilities and Equity                              $     818,320     $    197,753
                                                                       =============     ============